Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza and Ferrer Expand ADASUVE® Partnership

Ferrer Purchases $8 Million of Alexza Common Stock through

New Investment and Elimination of Potential Milestone Payments

Mountain View, California and Barcelona, Spain - October 27, 2014 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) and Grupo Ferrer Internacional, S.A. (Ferrer) announced today that they have amended their agreement for ADASUVE® (Staccato® loxapine). Ferrer is Alexza’s commercial partner for ADASUVE in the European Union, Latin America and the Commonwealth of Independent States countries (the Ferrer Territory). Ferrer and Alexza have agreed that Ferrer will purchase 2 million shares of Alexza common stock for $4.00 per share, thereby becoming the Company’s largest shareholder. The purchase represents a combination of new investment and consideration for the elimination of certain future potential milestone payments under the agreement.

“Ferrer and Alexza’s collaboration has been focused on building the market for ADASUVE in our territory and a lasting relationship between the companies,” said Jordi Ramentol, Chief Executive Officer of Ferrer. “The expansion of our relationship with Alexza with this strategic investment demonstrates our belief in ADASUVE as a highly valuable therapy, something we also hear from physicians and patients who have had experience with this product. We are pleased to continue our work together to build ADASUVE into a global brand.”

“We have been very pleased with Ferrer’s commitment and progress in bringing ADASUVE to patients since the first country launch in Germany in the summer of 2013. In addition to ADASUVE now being available in nine EU countries, Ferrer has secured three ADASUVE approvals in Latin America,” said Thomas B. King, Alexza’s President and CEO. “We continue to see momentum in the uptake of ADASUVE and consistently hear from physicians about the clinical benefits that ADASUVE can convey to the patients they treat.”

King concluded, “We are excited Ferrer is making this strategic investment in Alexza, which reinforces Ferrer’s commitment to ADASUVE as an important new therapeutic and to the long-standing collaboration between our two companies.”

About ADASUVE (Staccato loxapine)

ADASUVE is the first and only inhalation therapy for the rapid control of mild-to-moderate agitation in adult patients with schizophrenia or bipolar disorder. The EU marketing authorization for ADASUVE requires that patients receive regular treatment immediately after administration of the product to control acute agitation symptoms. It also requires that ADASUVE be administered only in a hospital setting under the supervision of a healthcare professional. Short-acting beta-agonist bronchodilator treatment should be available for treatment of possible severe respiratory side effects, such as bronchospasm. Alexza and Ferrer estimate that as many as 8 million adults in the EU suffer from schizophrenia or bipolar disorder1. Agitation is a common symptom for these patients2, characterized by feelings of distress, anxiety and loss of control.

ADASUVE combines Alexza’s proprietary Staccato system with loxapine, an antipsychotic medicinal product. The Staccato system is a hand-held inhaler that delivers a drug aerosol to the deep lung that results in intravenous-like pharmacokinetics and rapid systemic effects.

The authorization for ADASUVE in the EU differs from that in the United States, with respect to the indication statement, dose regimen, available dose strengths, and risk mitigation and management plans. For more information about ADASUVE, including the Summary of Product Characteristics and Patient Information Leaflet approved in the EU, please visit the EMA website. For the full prescribing information including boxed warnings for the U.S., please visit www.adasuve.com.

About Ferrer

Founded in 1959, Ferrer is a privately-held European R&D-based pharmaceutical company headquartered in Barcelona. It is active in the pharmaceutical, health, fine chemicals and food sectors in Europe, Latin America, Africa, the Middle East, Asia and the United States. In total, Ferrer’s human healthcare products are commercialized in more than 90 countries, through 27 international affiliates (including joint ventures) and 70 partners and distributors.

Ferrer carries out activities throughout the full pharmaceutical value chain, from R&D to international marketing, including fine chemical development and the manufacturing of both raw materials and finished pharmaceuticals. Its research centers in Spain and Germany, and manufacturing sites in Europe and Latin America cover the pharmaceutical, diagnostics, vaccine, fine chemical, food and feed sectors. For more information, visit www.ferrer.com.

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s products are based on the Staccato system, a hand-held inhaler designed to deliver a drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner.

ADASUVE is Alexza’s first commercial product, is based on the Staccato technology, and has been approved for sale by the U.S. Food and Drug Administration, the European Commission, and in Chile, Costa Rica and Guatemala.

Teva Pharmaceuticals USA, Inc., a subsidiary of Teva Pharmaceutical Industries Ltd., is Alexza’s commercial partner for ADASUVE in the U.S. Ferrer is Alexza’s commercial partner for ADASUVE in Europe, Latin America and the Commonwealth of Independent States countries. For more information, visit www.alexza.com.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc.

Safe Harbor Statement

This news release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the ability of Alexza and its partners, Teva and Ferrer, to effectively and profitably commercialize ADASUVE, estimated product revenues and royalties associated with the sale of ADASUVE, the adequacy of the Company’s capital to support the Company’s operations, and the Company’s ability to raise additional funds and the potential terms of such potential financings. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Ana Kapor Senior Director, Investor Relations and Corporate Communications 650.944.7906 akapor@alexza.com

References:

1.	Wittchen H.U., et al., 2011. The size and burden of mental disorders and other disorders of the brain in Europe 2010. Eur. Neuropsychopharmacol. 21, 655-679.
2.	Alexza data on file (primary market research among caregivers of patients with schizophrenia (95% have agitation) and bipolar patients (87% have agitation).